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                                                                   EXHIBIT 4-g-3

                       ROCKWELL INTERNATIONAL CORPORATION

                 RESOLUTIONS ADOPTED BY THE BOARD OF DIRECTORS
                              ON NOVEMBER 6, 1996

 -   ASSIGNMENT AND ASSUMPTION OF COMPENSATION AND EMPLOYEE BENEFIT PLANS

           RESOLVED, that the proposed assignment to and assumption by New Rockwell of the compensation and employee benefit plans of this Corporation set forth below, together with any and all sub-plans, agreements, undertakings or other liabilities thereunder, in connection with and effective upon consummation of the Contribution (as defined in the Merger Agreement), be, and they hereby are, authorized and approved by this Corporation on its own behalf and as the sole shareowner of New Rockwell:

         1979 Stock Plan for Key Executives
         1988 Long-Term Incentives Plan
         1995 Long-Term Incentives Plan
         Directors Stock Plan
         Incentive Compensation Plan
         Deferred Compensation Plan
         Annual Incentive Compensation Plan
            for Senior Executive Officers
         Deferred Compensation Policy for Non-Employee Directors Retirement Policy for Certain Former Directors
         Rockwell International Corporation Savings Plan Rockwell International Corporation Supplemental
            Savings Plan for Highly Compensated Employees Rockwell International Corporation Excess Benefit
            Savings Plan
         Rockwell Retirement Savings Plan for Certain Employees Rockwell International Corporation Asheville Employees
            Retirement Savings Plan -- Truck Axle Division Rockwell International Corporation York Employees
            Retirement Savings Plan -- Truck Axle Division Rockwell International Corporation Retirement Plan
            for Hourly Employees -- Gordonsville, Tennessee Rockwell International Corporation Gordonsville,
            Tennessee Employees Retirement Savings Plan